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                                                                 EXHIBIT 10.3.13


                               Calpine Corporation

                         2003 Management Incentive Plan

                                 April 18, 2003

I.    Purpose of the Plan

      The purpose of Calpine's ("Calpine" or the "Company") Management Incentive Plan ("MIP") is to reward and motivate Calpine employees for their contribution to the achievement of predetermined corporate business objectives, consistent with corporate values.

II.   Plan Eligibility

      All regular employees of the Company, except for Operations and Maintenance hourly employees, are eligible to participate in the Plan. Construction site employees who participate in the Construction Completion Bonus Program will be eligible for MIP program in years where no construction completion bonuses are payable.

III.  Administration

      Calpine's President and CEO, who may delegate certain elements of the program administration to other staff, will administer the Plan. The Office of the Chairman must approve any modifications, amendments, or adjustments to the plan or any of its key provisions and all award payments. The President and CEO shall have broad authority to interpret the Plan, subject to the following decisions reserved for the Compensation Committee of the Board of Directors of the Company (the "Committee"):

      1. The approval of the Company's financial and non-financial goals discussed in Section V of this document

      2. The approval of the funding of the MIP bonus pool

      3. Interpretation of the Plan on any matters in which the President and CEO is not a disinterested party

      Any decisions of the President and CEO in the interpretation of the Plan may be appealed in writing to the Committee. However, any decision of the majority of the Committee is final and binding on all parties.

IV.   Plan Effective Date

      The MIP is effective January 1, 2003.
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V.    The Bonus Pool Funding

      The total Bonus Pool amount, which is approved by the Committee, is determined in four steps.

      1. The sum of all participants' bonus targets as described in Section VI
      (2), establishes the target bonus pool.

      2. At the beginning of each calendar year, the Company establishes financial and non-financial performance goals that are approved by the Committee.

      3. The first quarter of the following year, the Committee reviews how the actual results compare to the performance goals and determines the MIP bonus pool, based on its judgment of the overall Company achievements and goal attainment. The intent is for the bonus pool funding to be consistent with the percentage of goal achievement. For example, 100% achievement of established goals will generally result in 100% funding of the bonus pool.

      4. The percentage of goal achievement is applied to the target bonus pool, and may result in a final pool greater than, or less than, the sum of the participants' target bonus amounts.

VI.   Individual Bonus Determination

      Many factors are taken into consideration in determining an individual employee's bonus. Foremost are our overriding principles of ethical conduct and integrity. It is expected that each employee will conduct our business in an open and honest fashion and actions and decisions will represent the Company with honor and distinction in the face of public scrutiny. An employee's compliance with all applicable company policies, procedures and standards, including but not limited to the Code of Conduct, is an essential consideration in determining bonus eligibility and amount.

      The bonus amount an employee actually receives is based on four factors:

      1. The level of funding as approved by Committee as described in Section V
      (3).

      2. Position - Each position is assigned a target bonus based on the level of responsibility and market practices for the position. The target bonus is expressed as a percentage of base salary, assuming 100% funding of the bonus pool, and will be communicated to each participant upon hire or placement in
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      any MIP eligible position. The target bonus award will be adjusted by the same percentage as the target bonus pool as described in Section V (4), above.

      3. Company Performance - A portion of an employee's individual MIP bonus is in recognition of his/her contribution to corporate goal attainment, and is fixed at 30% of his/her "adjusted target" award.

      4. Individual Job Performance - Seventy percent (70%) of an employee's individual MIP bonus is based on individual contribution, as determined through the Company's performance review system. An individual employee's bonus may be adjusted up or down based on an individual's contribution so long as the business unit does not exceed its total approved bonus pool.

VII.  Business Unit Incentive Plans

      Each year certain business units within the Company may establish business unit incentive plans to complement the overall objectives of the Company. The performance results within these business unit incentive plans will impact the overall success of corporate goals. Business unit incentive plans must be approved by the President and CEO of the Company and other members of senior management team.

      The degree to which the MIP bonus comprises a portion of an employee's overall annual incentive bonus is dependent upon the employee's business unit. MIP funding is adjusted for those business units that have business-specific incentive plans, based on the desired weight the Company places on corporate goals compared with business specific goals. Weighting may vary from one business unit to another. For example, fifty percent (50%) of a business unit's funding may be derived from the corporate MIP and fifty percent (50%) from the business unit. In this example, the corporate MIP portion, of the employees' target bonuses will be adjusted by the same weighting, 50%.

      Funding for business unit plans is independent of the corporate results and based on specific business unit performance measures. Employees who work in corporate functional departments - such as Legal, Information Services, Credit, Facilities Planning and Human Resources - but who support a business unit, are eligible to receive a supplemental incentive bonus out of the business unit pool on a discretionary basis, subject to joint approval by the business unit and corporate functional heads.

VIII. Bonus Checks
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      Bonus checks are calculated and distributed following the close of the calendar year and are usually paid in March of the following year. Employees are eligible to participate in this plan provided they are still employed on the day bonus checks are awarded (subject to earlier death, long term disability or retirement as described below). Bonus amounts will be subject to all applicable taxes and any applicable and appropriate deductions for garnishments, Employee Stock Purchase Plan, 401(k) Retirement Savings Plan, Non-Qualified Deferred Compensation Plan, and other deductions or withholdings.

      For employees of Calpine's non-U.S. locations, MIP bonus checks are calculated and distributed following the close of the calendar year. Bonus amounts will be subject to all appropriate and applicable national taxes and deductions for Employee Stock Purchase Plan, Group Retirement Savings Plan or other deductions.

IX.   Transfers and New Hires

      In the event that a participant transfers from one position to another during the course of the year, or is a new hire, his/her award for the year will be calculated on a pro-rated basis to reflect the actual number of months spent in each position during the year.

X.    Retirements And Terminations

      In the event of a participant's retirement, long-term disability or death, his/her award will be pro-rated to reflect the actual number of months of service during the plan year. If a plan participant dies, retires or becomes subject to long-term disability after the conclusion of a plan year, but prior to the bonus pay-out for such year, the plan participant will still be eligible to participate in the plan for such year.

      No payments will be made to employees who are terminated for cause.

XI.   Company Discretion

      Distribution and payout of all MIP bonus amounts are at the sole discretion of Company management. The Company reserves the right to revise or rescind the plan at any time.

XII.  Employment Rights
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      The selection of an employee of the Company as a participant will in no way enhance the employee's right to continued employment with the Company nor limit the Company in its right to terminate or otherwise change the employment relationship with the employee.

XIII. Governing Law

      The Plan shall be administered in accordance with California law, unless a superseding Federal law is applicable or, in the case of Canada, unless a superseding law under Canadian jurisdiction is applicable.